Exhibit 23.01

Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

GoRemote Internet Communications, Inc.

Milpitas, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-122085, No. 333-112305, No. 333-110895, No. 333-107634, No. 333-83632, No. 333-55244 and No. 333-92837), Form S-3 (No. 333-88492), and Form S-4 (No. 333-109022) of Goremote Internet Communications, Inc. of our report dated January 10, 2006, relating to the consolidated financial statements and schedule of GoRemote Internet Communications, Inc., and the effectiveness of Goremote Internet Communications, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

San Francisco, California
January 12, 2006